Exhibit 5.4

March 16, 2022 Reynolds American Inc. 401 North Main Street Winston-Salem, NC 27101

Re:	Offering Pursuant to Registration Statement on Form F-3 (File No. 333-232691)

Ladies and Gentlemen:

We have acted as special North Carolina counsel to Reynolds American Inc., a North Carolina corporation (“RAI”), in connection with underwritten public offerings by B.A.T Capital Corporation, a Delaware corporation (“BATCAP”), and B.A.T. International Finance p.l.c., a public limited company incorporated under the laws of England and Wales (“BATIF” and, together with BATCAP, the “Issuers”).

BATCAP is offering (i) $700,000,000 aggregate principal amount of BATCAP’s 4.742% notes due 2032 (the “2032 BATCAP Notes”) and (ii) $600,000,000 aggregate principal amount of BATCAP’s 5.650% notes due 2052 (the “2052 BATCAP Notes” and, collectively with the 2032 BATCAP Notes, the “BATCAP Notes”), which BATCAP Notes are guaranteed by certain guarantors, including RAI (such guarantees of RAI, the “BATCAP RAI Guarantees”), and BATIF is offering $1,000,000,000 aggregate principal amount of BATIF’s 4.448% notes due 2028 (the “BATIF Notes” and, collectively with the BATCAP Notes, the “Notes”), which BATIF Notes are guaranteed by certain guarantors, including RAI (such guarantees of RAI, the “BATIF RAI Guarantees” and, collectively with the BATCAP RAI Guarantees, the “RAI Guarantees”), pursuant to a registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 17, 2019 (File No. 333-232691), as amended by post-effective amendment no. 1 filed on March 27, 2020 (as amended, the “Registration Statement”), as described in a prospectus supplement, dated March 14, 2022 (the “Prospectus Supplement”). The BATCAP Notes will be issued pursuant to an indenture, dated September 6, 2019, by and among BATCAP, the guarantors party thereto (including RAI), Citibank, N.A., as trustee (the “BATCAP Trustee”), and Citibank, N.A., as registrar, transfer agent, calculation agent and initial paying agent, as supplemented by (i) the supplemental indenture no. 12, dated March 16, 2022, by and among BATCAP, the guarantors party thereto (including RAI), and the BATCAP Trustee and (ii) the supplemental indenture no. 13, dated March 16, 2022, by and among BATCAP, the guarantors party thereto (including RAI), and the BATCAP Trustee (as so supplemented, the “BATCAP Notes Indenture”). The BATCAP RAI Guarantees are set forth in the BATCAP Notes Indenture. The BATIF Notes will be issued pursuant to an indenture, dated September 25, 2020, by and among BATIF, the guarantors party thereto (including RAI), Citibank, N.A., as trustee (the “BATIF Trustee”), and Citibank, N.A., as registrar, transfer agent, calculation agent and initial paying agent, as supplemented by the supplemental indenture no. 2, dated March 16, 2022, by and among BATIF, the guarantors party thereto (including RAI), and the BATIF Trustee (as so supplemented, the “BATIF Notes Indenture” and, together with the BATCAP Notes Indenture, the “Indentures”). The BATIF RAI Guarantees are set forth in the BATIF Notes Indenture. BATCAP and the guarantors party to the BATCAP Notes Indenture (including RAI) have entered into an underwriting agreement, dated March 14, 2022, with Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Mizuho Securities USA LLC, and SMBC Nikko Securities America, Inc., for themselves and on behalf of the several underwriters listed on Schedule I thereto. BATIF and the guarantors party to the BATIF Notes Indenture (including RAI) have entered into an underwriting agreement, dated March 14, 2022, with Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Mizuho Securities USA LLC, and SMBC Nikko Securities America, Inc., for themselves and on behalf of the several underwriters listed on Schedule I thereto.

Womble Bond Dickinson (US) LLP is a member of Womble Bond Dickinson (International) Limited, which consists of independent and autonomous law firms providing services in the US, the UK, and elsewhere around the world. Each Womble Bond Dickinson entity is a separate legal entity and is not responsible for the acts or omissions of, nor can bind or obligate, another Womble Bond Dickinson entity. Womble Bond Dickinson (International) Limited does not practice law. Please see www.womblebonddickinson.com/us/legal-notice for further details.

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In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments: (i) the Indentures; (ii) the Amended and Restated Articles of Incorporation of RAI filed with the North Carolina Secretary of State on July 25, 2017; (iii) the Second Amended and Restated Bylaws of RAI; (iv) the unanimous written consent of the board of directors of RAI dated August 2, 2017; (v) the unanimous written consent of the board of directors of RAI dated June 14, 2019; (vi) the unanimous written consent of the board of directors of RAI dated August 20, 2020; and (vii) the certificate of existence of RAI issued by the North Carolina Secretary of State dated March 1, 2022 (the “Certificate of Existence”). As to any facts relevant to our opinions, we have relied upon a certificate from an officer of RAI.

Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is our opinion that as of the date hereof:

1.	RAI is a corporation in existence under the laws of the State of North Carolina.

2.	RAI has the corporate power to enter into and perform its obligations under the RAI Guarantees.

3.	RAI has authorized the execution, delivery, and performance of the RAI Guarantees by all necessary corporate action.

In our examination, we have assumed the legal capacity of all natural persons, the incumbency of all persons designated as officers, directors or similar representatives of legal persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. We have also assumed that the parties (other than RAI) had or will have the power, corporate or other, to enter into and perform all obligations in connection with the matters addressed by this opinion, and that they have or will have duly authorized by all requisite action, corporate or other, such obligations. We have further assumed that all parties have or will have duly executed and delivered all agreements and documents related to the matters addressed by this opinion and that the obligations thereunder are or will be valid and binding against all parties undertaking them.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to RAI, the issuance of the Notes, or both. Without limitation, we express no opinion regarding the enforceability of the RAI Guarantees. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein. In rendering our opinion numbered 1 above, we have relied solely upon the Certificate of Existence.

This opinion is furnished to you in connection with the filing by British American Tobacco p.l.c. with the Commission of a Report of Foreign Private Issuer on Form 6-K (the “Form 6-K”), which will be incorporated by reference into the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Form 6-K and to the incorporation by reference of this opinion into the Registration Statement. This opinion may not be relied upon for any other purpose, except that Cravath, Swaine & Moore LLP may rely upon it in connection with the filing of its own opinion as to the Notes and related guarantees as an exhibit to the Form 6-K.

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We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Womble Bond Dickinson (US) LLP
Womble Bond Dickinson (US) LLP

SBDB

RAH